Exhibit 99

Dillard’s, Inc. Reports Third Quarter Results
Repurchases $175 Million of Class A Stock

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 16, 2015--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 39 weeks ended October 31, 2015. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Third Quarter Results

Dillard’s reported net income for the 13 weeks ended October 31, 2015 of $45.7 million, or $1.19 per share, compared to net income of $55.2 million, or $1.30 per share, for the prior year third quarter. Included in net income for the current year third quarter is a net after-tax credit of $6.0 million ($0.16 per share) related to the sale of three store locations. Included in net income for the prior year third quarter is a net after-tax credit of $3.8 million ($0.09 per share) related to the sale of one store location.

Net sales for the 13 weeks ended October 31, 2015 were $1.435 billion and $1.460 billion for the 13 weeks ended November 1, 2014. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which excludes CDI) for the 13-week period ended October 31, 2015 were $1.382 billion and $1.422 billion for the 13-week period ended November 1, 2014. Total merchandise sales decreased 3% for the 13-week period ended October 31, 2015. Sales in comparable stores for the period decreased 4%. In relation to the total Company sales performance, better performing categories were shoes, juniors' and children's apparel, cosmetics, and ladies' apparel. Weaker performing categories were men's apparel and accessories and ladies' accessories and lingerie with notable weakness in home and furniture. Sales were strongest in the Eastern region, followed by the Western and Central regions, respectively.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, "We are disappointed with our third quarter sales performance and in the resulting decline in profit. Share buyback remained a high priority, and we repurchased $175 million of stock under our share repurchase program."

39-Week Results

Dillard’s reported net income for the 39 weeks ended October 31, 2015 of $185.3 million, or $4.65 per share, compared to net income of $201.4 million, or $4.67 per share, for the prior year 39-week period. Included in net income for the current year-to-date period is a net after-tax credit of $6.0 million ($0.15 per share) related to the sale of three store locations. Included in net income for the prior year 39-week period is a net after-tax credit of $3.8 million ($0.09 per share) related to the sale of one store location.

Net sales for the 39 weeks ended October 31, 2015 were $4.522 billion and $4.486 billion for the 39 weeks ended November 1, 2014. Total merchandise sales for the 39-week period ended October 31, 2015 were $4.368 billion and $4.423 billion for the 39-week period ended November 1, 2014. Total merchandise sales decreased 1% for the 39-week period ended October 31, 2015. Sales in comparable stores for the period also decreased 1%.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved 11 basis points of sales for the 13 weeks ended October 31, 2015 compared to the prior year third quarter. Consolidated gross margin for the 13 weeks ended October 31, 2015 declined 30 basis points of sales compared to the prior year third quarter. The disparity between retail and consolidated gross margin performance is attributable to increased revenue at CDI, which is a substantially lower margin business. Inventory increased 6% at October 31, 2015 compared to November 1, 2014.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $412.7 million (28.8% of sales) and $412.3 million (28.2% of sales) during the 13 weeks ended October 31, 2015 and November 1, 2014, respectively. Increases in payroll and insurance expense were partially offset by decreased advertising expense.

Share Repurchase

During the 13 weeks ended October 31, 2015, the Company purchased $174.6 million (1.9 million shares) of Class A Common Stock under its $500 million share repurchase program. As of October 31, 2015, authorization of $117.5 million remained under the program. Total shares outstanding (Class A and Class B Common Stock) at October 31, 2015 and November 1, 2014 were 37.5 million and 41.2 million, respectively.

Store Information

In October, Dillard's opened its 155,000 square foot location at Liberty Center in Cincinnati, Ohio as well as its 126,000 square foot location at Fremaux Town Center in Slidell, Louisiana.

At October 31, 2015, the Company operated 274 Dillard’s locations and 23 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at October 31, 2015 was 50.1 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				39 Weeks Ended
	October 31, 2015		November 1, 2014		October 31, 2015		November 1, 2014
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,434.7	100.0%	$1,459.8	100.0%	$4,521.9	100.0%	$4,485.6	100.0%
Service charges and other income	38.2	2.7	39.4	2.7	115.2	2.5	115.0	2.6
	1,472.9	102.7	1,499.2	102.7	4,637.1	102.5	4,600.6	102.6

Cost of sales	912.9	63.6	924.4	63.3	2,893.7	64.0	2,839.9	63.3
Selling, general and administrative expenses	412.7	28.8	412.3	28.2	1,220.6	27.0	1,206.4	26.9
Depreciation and amortization	65.7	4.6	62.7	4.3	187.2	4.1	186.7	4.2
Rentals	5.8	0.4	5.8	0.4	17.3	0.4	17.5	0.4
Interest and debt expense, net	14.9	1.0	14.6	1.0	44.8	1.0	45.6	1.0
Gain on disposal of assets	9.4	0.7	5.9	0.4	9.5	0.2	6.3	0.1
Income before income taxes and income on and equity in earnings of joint ventures	70.3	4.9	85.3	5.8	283.0	6.3	310.8	6.9
Income taxes	25.0		30.1		98.6		109.9
Income on and equity in earnings of joint ventures	0.4	0.0	—	0.0	0.9	0.0	0.5	0.0
Net income	$45.7	3.2%	$55.2	3.8%	$185.3	4.1%	$201.4	4.5%

Basic and diluted earnings per share	$1.19		$1.30		$4.65		$4.67
Basic and diluted weighted average shares	38.3		42.4		39.9		43.1

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	October 31, 2015	November 1, 2014
Assets
Current Assets:
Cash and cash equivalents	$100.1	$91.9
Restricted cash	—	9.9
Accounts receivable	47.1	41.7
Merchandise inventories	1,933.5	1,832.3
Other current assets	70.2	64.9
Total current assets	2,150.9	2,040.7

Property and equipment, net	1,976.6	2,064.3
Other assets	252.7	252.1

Total Assets	$4,380.2	$4,357.1

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,094.7	$1,026.0
Other short-term borrowings	126.0	63.0
Current portion of long-term debt and capital leases	3.3	0.8
Federal and state income taxes including current deferred taxes	106.8	124.3
Total current liabilities	1,330.8	1,214.1

Long-term debt and capital leases	622.3	620.9
Other liabilities	252.3	233.2
Deferred income taxes	157.6	191.3
Subordinated debentures	200.0	200.0
Stockholders' equity	1,817.2	1,897.6

Total Liabilities and Stockholders' Equity	$4,380.2	$4,357.1

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	39 Weeks Ended
	October 31, 2015	November 1, 2014
Operating activities:
Net income	$185.3	$201.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	188.8	187.9
Gain on disposal of assets	(9.5)	(6.3)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	9.4	(10.8)
Increase in merchandise inventories	(559.0)	(487.0)
Increase in other current assets	(22.9)	(17.2)
Decrease in other assets	1.2	3.2
Increase in trade accounts payable and accrued expenses and other liabilities	374.0	390.6
Decrease in income taxes payable	(84.0)	(51.9)
Net cash provided by operating activities	83.3	209.9

Investing activities:
Purchase of property and equipment	(141.9)	(124.1)
Proceeds from disposal of assets	19.4	14.7
Decrease (increase) in restricted cash	7.3	(9.9)
Net cash used in investing activities	(115.2)	(119.3)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(5.1)	(0.6)
Cash dividends paid	(7.3)	(7.8)
Purchase of treasury stock	(382.5)	(290.4)
Issuance cost of line of credit	(2.9)	—
Increase in short-term borrowings	126.0	63.0
Net cash used in financing activities	(271.8)	(235.8)

Decrease in cash and cash equivalents	(303.7)	(145.2)
Cash and cash equivalents, beginning of period	403.8	237.1
Cash and cash equivalents, end of period	$100.1	$91.9

Non-cash transactions:
Accrued capital expenditures	$5.8	$11.0
Stock awards	0.9	0.9
Capital lease transactions	9.1	—

Estimates for 2015
The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 30, 2016 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2015	2014
	Estimated	Actual
Depreciation and amortization	$250	$251
Rentals	27	27
Interest and debt expense, net	61	61
Capital expenditures	150	152

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Bull
501-376-5965
julie.bull@dillards.com